                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             iXL Enterprises, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   (IXL LOGO)

                             IXL ENTERPRISES, INC.
               1600 PEACHTREE STREET, NW, ATLANTA, GEORGIA 30309
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2001
                             ---------------------

To our Stockholders:

     The 2001 annual meeting of stockholders of iXL Enterprises, Inc. will be held at 1600 Peachtree Street, NW, Atlanta, Georgia, on Thursday, May 31, 2001, beginning at 10:30 a.m. local time. At the meeting, stockholders will act on the following matters:

          1. Election of eight directors, each for a term of one year; and

          2. Any other matters that properly come before the meeting or any postponements or adjournments thereof.

     Stockholders of record at the close of business on April 27, 2001 are entitled to notice of, and to vote at the meeting or at any postponements or adjournments of the meeting.

                                  By Order of the Board of Directors,

                                  /s/ JAMES S. ALTENBACH
                                  James S. Altenbach
                                  Secretary

Atlanta, Georgia
April 30, 2001

                             YOUR VOTE IS IMPORTANT

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR PROXIES, AS THE CASE MAY BE, AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About the Meeting...........................................    1
  What is the purpose of the annual meeting?................    1
  Who is entitled to vote at the meeting?...................    1
  Who can attend the meeting?...............................    1
  What constitutes a quorum?................................    1
  How do I vote?............................................    1
  Can I vote by telephone or electronically?................    2
  Can I change my vote after I return my proxy card?........    2
  What are the Board's recommendations?.....................    2
  What vote is required to approve each item?...............    2
  Who pays for the preparation of the proxy?................    2
Stock Ownership.............................................    3
  Who are the largest owners of our stock and how much stock
     do our directors and executive officers own?...........    3
  Section 16(a) Beneficial Ownership Reporting Compliance...    5
Item 1 -- Election of Directors.............................    6
  Directors Standing for Election...........................    6
  How are directors compensated?............................    7
  How often did the Board meet during 1999?.................    8
  What committees has the Board established?................    8
Management..................................................    9
  Executive Officers........................................    9
Executive Compensation and Other Information................   10
  Executive Compensation....................................   10
  Stock Option Information..................................   11
Report of the Compensation Committee........................   14
  What is our philosophy regarding executive officer
     compensation?..........................................   14
  What are the components of executive compensation?........   14
  How is our chief executive officer compensated?...........   16
  How are we addressing Internal Revenue Code limits on
     deductibility of compensation?.........................   16
  Compensation Committee Interlocks and Insider
     Participation..........................................   16
  Employment Agreements.....................................   16
Report of the Audit Committee...............................   18
Performance Graph...........................................   19
Certain Transactions........................................   20
Relationships with Independent Public Accountants...........   22
Fees Paid to Our Independent Public Accountants.............   22
Other Business..............................................   22
Stockholder Proposals for the 2002 Annual Meeting...........   22
Appendix A -- Charter of the Audit Committee................  A-1

                      2001 ANNUAL MEETING OF STOCKHOLDERS
                                       OF

                             IXL ENTERPRISES, INC.
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     This proxy statement contains information related to our annual meeting of stockholders to be held on Thursday, May 31, 2001, beginning at 10:30 a.m. local time, at 1600 Peachtree Street, NW, Atlanta, Georgia, and at any adjournments or postponements thereof. The approximate date that this proxy statement, the accompanying notice of annual meeting and the enclosed form of proxy are first being sent to stockholders on or about May 4, 2001. You should review this information in conjunction with our 2000 Annual Report to Stockholders which accompanies this proxy statement.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting including the election of eight directors, each for a term of one year. In addition, our management will report on the performance of the Company during 2000 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE AT THE MEETING?

     Only stockholders of record at the close of business on the record date, April 27, 2001, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

WHO CAN ATTEND THE MEETING?

     All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 95,468,907 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting but will not be counted as votes cast "for" or "against" any given matter.

     If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

     We will not have telephone or electronic voting for registered stockholders (that is, if you hold your stock in certificate form). You must vote by following the instructions on your proxy card.

     If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The recommendation of the Board is set forth with the description of each item in this proxy statement. In summary, the Board recommends a vote:

     - FOR the election of the nominated slate of directors (see pages 6 to 8)

     The Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any board nominee is not available for election, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting (either in person or by proxy) is required for the election of directors. A properly executed proxy marked "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

WHO PAYS FOR THE PREPARATION OF THE PROXY?

     We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of our common stock and to request authority for the execution of proxies and we may reimburse such persons for their expenses incurred in connection with these activities.

     Our principal executive offices are located at 1600 Peachtree Street, NW, Atlanta, Georgia, and our telephone number is (404) 279-1000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any shareholder of record as of the record date.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF OUR STOCK AND HOW MUCH STOCK DO OUR DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The following table shows the amount of common stock beneficially owned as of April 27, 2001 by (a) each of our directors and nominees for director, (b) each of our executive officers named in the Summary Compensation Table below,
(c) all of our directors and executive officers as a group and (d) each person known by us to beneficially own more than 5% of our outstanding common stock. Unless otherwise provided, the address of each holder is c/o iXL Enterprises, Inc., 1600 Peachtree Street, NW, Atlanta, Georgia 30309.

                                                        AGGREGATE NUMBER   ACQUIRABLE      TOTAL NUMBER
                                                           OF SHARES         WITHIN         OF SHARES        PERCENTAGE
                                                          BENEFICIALLY         60       BENEFICIALLY OWNED    OF SHARES
                                                            OWNED(1)        DAYS(2)          (COLUMNS        OUTSTANDING
NAME                                                          (A)             (B)            (A)+(B))          (%)(3)
----                                                    ----------------   ----------   ------------------   -----------
Kelso Investment Associates V, L.P. and Kelso Equity
  Partners V, L.P.(4).................................     15,656,096             --        15,656,096          16.4
  Thomas R. Wall, IV(4)(8)............................     16,731,741             --        16,731,741          17.5
  Frank K. Bynum, Jr.(4)(8)...........................     16,020,695             --        16,020,695          16.8
    c/o Kelso & Company
    320 Park Avenue 24(th) Floor
    New York, NY 10022
The Riverstone Group, LLC.............................     12,000,000             --        12,000,000          12.6
    910 East Cary Street, Suite 1500
    Richmond, VA 23219
J.P. Morgan Partners (23A SBIC), LLC(5)
  (Formerly CB Capital Investors, LLC)................      7,939,427             --         7,939,427           8.3
  Jeffrey C. Walker(8)................................             --             --                --            --
    1221 Avenue of the Americas
    New York, NY 10020
General Electric Capital Corporation,
  General Electric Capital Assurance
  Company, GE Capital Equity
  Investments, Inc. and General Electric Pension
  Trust(6)............................................      3,288,571      3,000,000         6,288,571           6.6
    260 Long Ridge Road
    Stamford, CT 06927
U. Bertram Ellis, Jr.(9)..............................      1,808,548      2,912,929         4,721,477           4.9
Jeffrey T. Arnold(8)..................................             --         50,000            50,000            *
Theodore W. Browne, II(11)............................         12,683         39,375            52,058            *
Michael J. Casey(11)..................................         10,433        140,626           151,059            *
Christopher M. Formant(9).............................      1,500,000        208,333         1,708,333           1.8
Kevin D. Foster(10)...................................          6,674        125,895           132,569            *
Thomas G. Rosencrants(7)(8)...........................      1,000,000             --         1,000,000           1.0
Barry T. Sikes(10)....................................         91,463        771,100           954,026           1.0
Gary Wendt(8).........................................         25,863         50,000            75,863            *
All Directors and Executive Officers as a
  Group (12 persons)..................................     29,491,431      4,298,258        33,789,689          35.4

---------------

  *  Represents less than 1% of our outstanding common stock.

 (1) Beneficial ownership includes shares of common stock over which the named person has either sole or shared investment or voting power and is based on information contained in documents publicly filed by the named person with the Securities and Exchange Commission ("SEC"), publicly available information or information available to us.

 (2) Reflects the number of shares that may be purchased by the holder by exercise of options granted under our stock option plans or warrants, at April 27, 2001 or within 60 days thereafter.

 (3) In computing the percentage ownership of a person, shares of common stock that are acquirable by such person within 60 days as set forth in column
     (b) are deemed outstanding. These shares of common stock, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of April 27, 2001, there were 95,468,907 shares of our common stock outstanding.

 (4) Mr. Joseph S. Schuchert, Mr. Frank T. Nickell, Mr. Thomas R. Wall, IV, Mr. George E. Matelich, Mr. Michael B. Goldberg, Mr. David I. Wahrhaftig, Mr. Frank K. Bynum, Jr. and Mr. Philip E. Berney may be deemed to share beneficial ownership of shares of common stock owned of record by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., by virtue of their status as general partners of the general partner of Kelso Investment Associates V, L.P. and as general partners of Kelso Equity Partners V, L.P. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to shares owned by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., but disclaim beneficial ownership of such shares.

     Information for Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. includes 14,673,227 shares held by Kelso Investment Associates V, L.P. and 982,869 shares held by Kelso Equity Partners V, L.P. Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., due to their common control, could be deemed to beneficially own each of the other's shares, but disclaim such beneficial ownership. Information for Mr. Bynum includes 364,599 shares of common stock that are owned directly by him. Information for Mr. Wall includes 855,875 shares of common stock that are owned directly by him and 219,770 shares of common stock owned by trusts of which he is the trustee; Mr. Wall disclaims beneficial ownership of such trust shares.

     The other general partners of Kelso own shares as follows: Mr. Nickell has 1,325,000 shares of common stock that are owned directly by him and 4,965 shares of common stock owned by trusts of which he is the trustee; Mr. Nickell disclaims beneficial ownership of such shares. Mr. Matelich has 561,283 shares of common stock that are owned directly by him. Mr. Goldberg has 4,165 shares of common stock that are owned directly by him. Mr. Wahrhaftig has 47,123 shares of common stock that are owned directly by him. Mr. Berney has 60,021 shares of common stock that are owned directly by him.

 (5) J.P. Morgan Partners (23A SBIC), LLC (formerly CB Capital Investors, LLC) is a limited partner of J.P. Morgan Partners Master Fund Manager, L.P. (formerly Chase Capital Partners), the sole non-managing member of J.P. Morgan Partners (23A SBIC), LLC. Mr. Walker is the President of J.P. Morgan Partners (23A SBIC), LLC. Accordingly, Mr. Walker may be deemed to beneficially own the shares owned by J.P. Morgan Partners (23A SBIC), LLC. However, Mr. Walker disclaims beneficial ownership of all common stock owned by J.P. Morgan Partners (23A SBIC), LLC, except an indeterminate number thereof in which he has a continuing pecuniary interest as a current limited partner of J.P. Morgan Partners Master Fund Manager, L.P. The Chase Manhattan Bank is the sole stockholder of J.P. Morgan Partners (23A SBIC Manager), Inc., the managing member of J.P. Morgan Partners (23A SBIC), LLC, and accordingly may be deemed to beneficially own the shares owned by J.P. Morgan Partners (23A SBIC), LLC. However, The Chase Manhattan Bank disclaims this beneficial ownership.

 (6) Information for General Electric Capital Corporation, General Electric Capital Assurance Company, GE Capital Equity Investments, Inc. and General Electric Pension Trust includes (a) for General Electric Capital
     Corporation: 2,204,159 shares of common stock currently held and 500,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 27, 2001, (b) for General Electric Capital Assurance Company: 437,038 shares of common stock currently held, (c) for GE Capital Equity Investments, Inc.: 341,299 shares of common stock currently held and 2,500,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 27, 2001, and (d) for General Electric Pension Trust: 306,075 shares of common stock currently held.

 (7) Thomas G. Rosencrants is a general partner of Greystone Capital Partners I, L.P., which holds 1,000,000 shares of common stock. Mr. Rosencrants disclaims beneficial ownership of such shares.

 (8) The named person is a director and director nominee of ours.

 (9) The named person is a director, a director nominee and an executive officer of ours.

(10) The named person is a former executive officer of our subsidiary iXL, Inc.

(11) The named person is an executive officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To our knowledge, based solely on a review of the copies of filings furnished to us and written or oral representations that no other reports were required, we believe that all of our directors and executive officers complied during 2000 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except that Jerome D. Colonna filed late a Form 4 reporting the disposition of shares held for the benefit of himself, his wife and children.

                         ITEM 1.  ELECTION OF DIRECTORS

DIRECTORS STANDING FOR ELECTION

     Our Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors, provided that the Board shall at no time consist of fewer than three directors. The Board has fixed the maximum number of directors at ten. Vacancies may be filled by the Board of Directors. Each director elected at the annual meeting will serve a one-year term. Mr. Jerome D. Colonna, a current director, will not be standing for re-election.

     Each of the current members of the Board, other than Mr. Colonna, has been nominated to be re-elected as a director at the annual meeting. Under a shareholders agreement between us and Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. (collectively, the "Kelso Funds"), and J.P. Morgan Partners (formerly CB Capital Investors, L.P.), we are required to include as board nominees at every annual stockholders' meeting (or at any special stockholders' meeting for the election of directors) two individuals designated by the Kelso Funds and one individual designated by J.P. Morgan Partners so long as each of these stockholders owns at least 5% of our outstanding common stock. As of April 27, 2001, the Kelso Funds beneficially owned approximately 16.4% and J.P. Morgan Partners beneficially owned approximately 8.3% of our outstanding common stock. For this year's annual meeting, the Kelso Fund's board designees included among our board nominees are current directors Mr. Thomas R. Wall, IV and Mr. Frank K. Bynum, and J.P. Morgan Partner's board designee included among our board nominees is current director Mr. Jeffrey C. Walker. Neither of these stockholders are obligated by the shareholders agreement to vote their shares in favor of any of the board nominees, though we have no reason to believe that they will not do so.

     The Board has no reason to believe that any nominee will refuse or be unable to serve if elected. However, if any of them should become unavailable to serve as director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominees designated by the Board.

     The directors standing for re-election are:

     - JEFFREY T. ARNOLD

       Jeffrey T. Arnold, 31, has served as a director since February 1999. In the fall of 2000, Mr. Arnold formed The Convex Group, LLC, in partnership with Gleacher & Co., and is currently serving as Chief Executive Officer. From November 1999 to October 2000, Mr. Arnold served as the Chief Executive Officer and a director of WebMD Corporation (formerly Healtheon/WebMD Corporation). Mr. Arnold founded WebMD, Inc. in October 1996 and served in various capacities including Chairman of the Board, Chief Executive Officer and President from inception until its merger with Healtheon Corporation in November 1999. Mr. Arnold founded Endeavor Technologies, Inc. in April 1994 and served in various capacities including Chairman and Chief Executive Officer, until its merger with WebMD, Inc. in March 1997. Mr. Arnold attended the University of Georgia.

     - FRANK K. BYNUM, JR.

       Frank K. Bynum, Jr., 38, has served as a director since April 1996 and is a board designee of the Kelso Funds. Mr. Bynum has held various positions of increasing responsibility with Kelso & Company since 1987, and currently serves as one of its Managing Directors. Mr. Bynum also serves as a director of CDT Holdings, plc, Citation Corporation, Fairpoint Communications, Inc., HCI Direct, Inc. and 21st Century Newspapers, Inc. Mr. Bynum received a Bachelor of Arts degree in History from the University of Virginia.

     - U. BERTRAM ELLIS, JR.

       U. Bertram (Bert) Ellis, Jr., 47, founded iXL in March 1996 and has served as Chairman of the Board of Directors since that time. Mr. Ellis also served as Chief Executive Officer from March 1996 until February 2001. Prior to founding iXL, Mr. Ellis founded Ellis Communications, Inc., an owner of television and radio stations, in 1993, and served as its President from 1993 to 1996. Prior to founding Ellis Communications, Inc., Mr. Ellis served as President, Chief Executive Officer and Chief

     Operating Officer of Act III Broadcasting, Inc., an owner of television stations, from 1986 to 1992. Mr. Ellis received a Bachelor of Arts degree in Economics from the University of Virginia and an MBA from the University of Virginia Graduate School of Business Administration.

     - CHRISTOPHER M. FORMANT
      Christopher M. Formant, 49, has served as director since February 2001 and serves as President and Chief Executive Officer. Mr. Formant was previously with PricewaterhouseCoopers from 1993 to January 2001. His positions there included Global Banking Consulting Leader and Americas Banking Industry Chairman with its predecessor firm, Coopers & Lybrand. From 1991 to 1993, he was Managing Partner of Farash & Co., a financial services consulting firm. From 1990 to 1991, he was Executive Vice president of MBNA America. Mr. Formant graduated from Washington and Lee University with a Bachelor of Science degree in Commerce and earned his MBA in Finance and Investments from George Washington University.

     - THOMAS G. ROSENCRANTS
      Thomas G. Rosencrants, 51, has served as a director since January 1999. Mr. Rosencrants founded Greystone Capital Group, LLC in April 1997 and serves as its Chairman and Chief Executive Officer. Greystone Capital Group, LLC is the General Partner for Greystone Capital Partners I, L.P. From October 1991 to April 1997 he served as Senior Vice President and head of the Insurance Research Group of The Robinson-Humphrey Company, Inc. Mr. Rosencrants is also a director of CompuCredit Corporation and several private companies. Mr. Rosencrants is a Chartered Financial Analyst, has a Bachelor of Arts degree from the University of Dayton and an MBA from Roosevelt University in Chicago.

     - JEFFREY C. WALKER
      Jeffrey C. Walker, 45, has served as a director since July 1999 and is a board designee of CB Capital Investors, L.P. Mr. Walker has been Managing Partner of J.P. Morgan Partners, LLC (formerly Chase Capital Partners, the private equity investment arm of The Chase Manhattan Corporation) since 1988, and a General Partner thereof since 1984. Mr. Walker is a director of 1-800 Flowers, Guitar Center, Doane Pet Care Products and other private companies. Mr. Walker received a Bachelor of Science degree from the University of Virginia and an MBA from the Harvard Business School.

     - THOMAS R. WALL, IV
      Thomas R. Wall, IV, 42, has served as a director since April 1996 and is a board designee of the Kelso Funds. Mr. Wall has held various positions of increasing responsibility with Kelso & Company, a private investment firm, since 1983, and currently serves as one of its Managing Directors. Mr. Wall also serves as a director of AMF Bowling, Inc., Citation Corporation, Consolidated Vision Group, Inc., Key Components, Inc., Mitchell Supreme Fuel Company, Mosler, Inc., Peebles Inc., and 21st Century Newspapers, Inc. Mr. Wall received a Bachelor of Science degree in Business Administration from Washington and Lee University.

     - GARY C. WENDT
      Gary C. Wendt, 59, has served as a director since June 1999. Mr. Wendt has served as the Chief Executive Officer of Conseco, Inc. since June 2000. From January 1999 through June 2000, Mr. Wendt was involved in investments. From 1986 to 1998, Mr. Wendt served as Chairman, Chief Executive Officer and President of General Electric Capital Services, Inc. Mr. Wendt received a Bachelor of Science degree from the University of Wisconsin and an MBA from Harvard Business School.

HOW ARE DIRECTORS COMPENSATED?

     Compensation. We reimburse our directors for all out-of-pocket expenses incurred in the performance of their duties as directors. We currently do not pay fees to our directors for attendance at meetings.

     Options. Our outside directors are eligible to receive options under our 1998 Non-Employee Stock Option Plan. During 2000, no options were granted to outside directors.

HOW OFTEN DID THE BOARD MEET DURING 2000?

     Our Board of Directors met four times during 2000 and took action by unanimous written consent four times. Seven of our directors attended at least 75% of the total number of meetings of the Board and committees on which they served. Messrs. Arnold, Shah and Wendt attended fewer than 75% of the total number of meetings of the Board and committees on which they served because of scheduling conflicts.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     Our Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee and a Spin-Off Committee. All of these committees other than the Spin-Off Committee were established by the Board upon the closing of our initial public offering in June 1999. The Spin-Off Committee was established by the Board in December 1999. We do not have a nominating committee. Our Board of Directors performs the functions of a nominating committee.

     Executive Committee. Messrs. Ellis, Bynum and Walker are the current members of our Executive Committee. The Executive Committee possesses all of the powers and authority of the Board as determined by the Board in the authorizing resolution. During 2000, the Executive Committee held no meetings and took action by unanimous written consent nine times.

     Audit Committee. Messrs. Bynum and Rosencrants are the current members of our Audit Committee. The duties and responsibilities of the Audit Committee include (a) recommending to the Board the appointment of our auditors and any termination of engagement, (b) reviewing the scope and results of audits and other services provided by our auditors, (c) reviewing our significant accounting policies and internal controls and (d) having general responsibility for all related auditing matters. The members of the Audit Committee are independent as defined by the listing standards of The Nasdaq National Market. During 2000, the Audit Committee met four times.

     Compensation Committee. Messrs. Wall, Bynum and Walker are the current members of our Compensation Committee. The Compensation Committee reviews and approves the compensation of our executive officers and administers our stock option plan, including approval of all options granted. During 2000, the Compensation Committee held no meetings and took action by unanimous written consent twenty-two times.

     Spin-Off Committee. Messrs. Arnold, Rosencrants and Wendt are the current members of our Spin-Off Committee. The Spin-Off Committee is responsible for reviewing and approving transfers of our non-core assets to create new independent businesses such as AppGeneSys, Inc. See "Certain
Transactions -- Other Transactions." During 2000, the Spin-Off Committee held no meetings and took action by unanimous written consent five times.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     Our executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. U. Bertram Ellis, Jr., and Christopher M. Formant serve both on our Board of Directors and as executive officers. "Item
1 -- Election of Directors" above discusses their business experience.

     Our other current executive officers are:

     - THEODORE W. BROWNE, II

       Theodore W. Browne, II, 47, is Executive Vice President and General Counsel and has served in such capacity since April 2000. From May 1997 through April 2000, Mr. Browne served as Deputy General Counsel for Olin Corporation. From August 1996 through May 1997, Mr. Browne was counsel with the firm of Paul, Hastings, Janofsky & Walker, LLP. Prior to August 1996, Mr. Browne was Executive Vice President, General Counsel and Secretary of Charter Communications, Inc. Mr. Browne received a Bachelor of Arts degree from Cornell College and a Juris Doctorate from Harvard Law School.

     - MICHAEL J. CASEY

       Michael J. Casey, 37, is Executive Vice President and Chief Financial Officer and has served in such capacity since July 2000. From December 1999 through July 2000, Mr. Casey served as Senior Vice President and Chief Financial Officer of RedCelsius, Inc. From November 1997 through December 1999, Mr. Casey served as Senior Vice President, Chief Financial Officer and Treasurer for Manhattan Associates, Inc., a publicly traded developer of supply chain software and services. From April 1997 until November 1997, Mr. Casey served as Chief Financial Officer of Intellivoice Communications, Inc. From February 1996 to February 1997, Mr. Casey was Chief Financial Officer, Treasurer and Secretary of Colorocs Information Technologies, Inc. From 1992 to 1996, Mr. Casey served as Vice President, Finance for IQ Software Corporation, a publicly traded developer of business intelligence software. Prior to 1992, Mr. Casey was employed by Arthur Andersen LLP, where he served the technology and communications industries. Mr. Casey holds a Bachelor of Business Administration in Accounting from J.M. Tull School of Accounting, University of Georgia, and has been a Certified Public Accountant since 1987.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation awarded to, earned by or paid for the three fiscal years ended December 31, 2000 to our Chief Executive Officer, each of our four other highest paid executive officers in 2000 who served in such capacities as of December 31, 2000 and two of our former executive officers who did not serve in such capacities as of December 31, 2000. We did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan pay-outs to these persons during these three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                            ANNUAL COMPENSATION              COMPENSATION
                                                 -----------------------------------------   ------------
                                                                                 OTHER        SECURITIES
                                                                                 ANNUAL       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION(1)                   YEAR    SALARY     BONUS     COMPENSATION   OPTIONS/SARS   COMPENSATION
------------------------------                   ----   --------   --------   ------------   ------------   ------------
U. Bertram Ellis, Jr...........................  2000   $350,000   $     --        $--          510,577       $    --
  Chairman and Chief                             1999    300,000    150,000         --        1,500,000            --
  Executive Officer(2)                           1998    247,000    100,000         --          338,889            --
Theodore W. Browne.............................  2000   $148,333   $ 36,700        $--          157,500       $38,562(3)
  Executive Vice President                       1999         --         --         --               --            --
  & General Counsel(3)                           1998         --         --         --               --            --
Kevin D. Foster................................  2000   $229,792   $ 34,240        $--          387,891       $    --
  Former Executive Vice                          1999    106,923     33,084         --           55,000            --
  President, Global Client                       1998         --         --         --               --            --
  Services of iXL, Inc.(4)
N. Blake Patton................................  2000   $197,917   $ 37,373        $--          233,918       $    --
  Former Executive Vice                          1999    127,186    100,391         --           24,754            --
  President of iXL, Inc.(5)                      1998    101,359         --         --          100,000            --
Barry T. Sikes.................................  2000   $267,533   $ 37,072        $--          250,000       $    --
  Former Chief Operating Officer                 1999    208,333     80,766         --           25,000            --
  of iXL, Inc.(6)                                1998    163,300     45,000         --          140,500            --
William C. Nussey..............................  2000   $202,724   $ 71,969        $--               --       $    --
  Former Chief Executive Officer                 1999    250,000    125,000         --               --            --
  and President of iXL, Inc.(7)                  1998    166,500     50,000         --        1,844,276            --
Niraj S. Shah..................................  2000   $200,604   $ 37,444        $--          353,654       $39,813(8)
  Former Chief Operating Officer                 1999    148,750     54,091         --          460,000            --
  of iXL, Inc.(8)                                1998     46,667         --         --               --            --

---------------

(1) Mr. Formant joined us as President and Chief Executive Officer in February 2001, and Mr. Casey joined us as Executive Vice President and Chief Financial Officer in July 2000.
(2) Mr. Ellis served as Chief Executive Officer until Mr. Formant joined us in February 2001.
(3) Mr. Browne joined us in April 2000. Mr. Browne received $38,562 as relocation expense in April 2000.
(4) Mr. Foster joined us in April 1999 and served as Executive Vice President, Global Client Services of iXL, Inc. until April 2001.
(5) Mr. Patton joined the company via an acquisition in September 1998 and served as Executive Vice President of iXL, Inc. until March 2001.
(6) Mr. Sikes served as Chief Operating Officer of iXL, Inc. from January through April 2000 and from September 2000 through February 2001.
(7) Mr. Nussey served as Chief Executive Officer and President of iXL, Inc. from January through August 2000.
(8) Mr. Shah served as Chief Operating Officer of iXL, Inc. from April through November 2000. Mr. Shah received $39,813 as part of his separation agreement.

STOCK OPTION INFORMATION

     The following table sets forth, with respect to our Chief Executive Officer and our five other highest paid executive officers named in the Summary Compensation Table, certain information concerning the grant of stock options in 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                                                                             REALIZABLE VALUE
                                                     INDIVIDUAL GRANTS                          AT ASSUMED
                                     --------------------------------------------------       ANNUAL RATES OF
                                     NUMBER OF     % OF TOTAL                                   STOCK PRICE
                                     SECURITIES     OPTIONS                                  APPRECIATION FOR
                                     UNDERLYING    GRANTED TO    EXERCISE                     OPTION TERM(12)
                          DATE OF     OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
NAME                       GRANT      GRANTED     FISCAL YEAR    ($/SHARE)      DATE        5% ($)      10% ($)
----                      --------   ----------   ------------   ---------   ----------   ----------   ----------
U. Bertram Ellis, Jr....  05/24/00     85,577(1)      0.5         $13.94      05/24/10    $  750,101   $1,900,904
                          10/17/00    350,000(2)      2.0           2.50      10/17/10       550,283    1,394,525
                          12/08/00     75,000(3)      0.4           2.00      12/08/10       (12,562)      68,847
Theodore W. Browne,
  II....................  04/17/00     75,000(10)     0.4          18.00      04/17/10       849,008    2,151,552
                          10/17/00      7,500(2)      0.0           2.50      10/17/10        11,792       29,883
                          12/08/00     75,000(3)      0.4           2.00      12/08/10       (12,562)      68,847
Kevin D. Foster.........  02/25/00     25,000(6)      0.1          30.75      02/25/10       483,463    1,225,290
                          04/17/00     35,000(7)      0.2          18.00      04/17/10       396,204    1,004,058
                          05/24/00      6,516(1)      0.0          13.94      05/24/00        57,114      144,739
                          10/17/00    150,000(2)      0.8           2.50      10/17/10       235,836      597,653
                          12/08/00    171,375(3)      1.0           2.00      12/08/10       (28,704)     157,315
N. Blake Patton.........  02/25/00     25,000(8)      0.1          30.75      02/25/10       483,463    1,225,190
                          04/17/00     40,000(7)      0.2          18.00      04/17/10       452,804    1,147,495
                          05/24/00      5,168(1)      0.0          13.94      05/24/10        45,299      114,796
                          07/11/00     50,000(9)      0.3          14.38      07/11/10       452,018    1,145,502
                          10/17/00     20,000(2)      0.1           2.50      10/17/10        31,445       79,687
                          12/08/00     93,750(3)      0.5           2.00      12/08/10       (15,703)      86,059
Barry T. Sikes..........  10/17/00    100,000(4)      0.6           2.50      10/17/10       157,224      398,436
                          12/08/00    150,000(5)      0.8           2.00      12/08/10       (25,124)     137,694
Niraj S. Shah...........  05/24/00    103,654(1)      0.6          13.94      05/24/10       908,550    2,302,444
                          08/15/00    250,000(11)     1.4          10.06      08/15/10     1,582,063    4,009,258

---------------

 (1) Represents nonqualified stock options to purchase shares of our common stock at an exercise price equal to the fair market value on the date of grant, with 50% vesting on May 24, 2001 and 50% vesting on May 24, 2002. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

 (2) Represents nonqualified stock options to purchase shares of our common stock at an exercise price equal to the fair market value on the date of grant, with 25% vesting on April 1, 2001, October 1, 2001, April 1, 2002 and October 1, 2002. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

 (3) Represents nonqualified stock options to purchase shares of our common stock with an exercise price greater than the fair market value on the date of grant, with 25% vesting on June 1, 2001, December 1, 2001, June 1, 2002 and December 1, 2002. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

 (4) Represents (a) nonqualified stock options to purchase 92,930 shares of our common stock with exercise prices equal to the fair market value on the date of grant with 100% vesting on February 28, 2001, and (b) incentive stock options to purchase 7,070 shares of our common stock with an exercise price equal to the fair market value on the date of grant with 100% vesting on February 28, 2001. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

 (5) Represents nonqualified stock options to purchase shares of our common stock with an exercise price greater than the fair market value on the date of grant with 100% vesting on February 28, 2001. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

 (6) Represents (a) nonqualified stock options to purchase 21,234 shares of our common stock with an exercise price equal to the fair market value on the date of grant with 6,250 vesting on February 28, 2001, 6,250 vesting on February 28, 2002, 5,736 vesting on February 28, 2003 and 2,998 vesting on February 28, 2004, and (b) incentive stock options to purchase 3,766 shares of our common stock with an exercise price equal to the fair market value on the date of grant with 514 vesting on February 28, 2003 and 3,252 vesting on February 28, 2004. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

 (7) Represents nonqualified stock options to purchase shares of our common stock at an exercise price equal to the fair market value on the date of grant, with 25% vesting on April 30, 2001, April 30, 2002, April 30, 2003 and April 30, 2004. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

 (8) Represents (a) nonqualified stock options to purchase 15,923 shares of our common stock with an exercise price equal to the fair market value on the date of grant with 5,912 vesting on February 28, 2001, 3,811 vesting on February 28, 2002, 3,202 vesting on February 28, 2003 and 2,998 vesting on February 28, 2004, and (b) incentive stock options to purchase 9,077 shares of our common stock with an exercise price equal to the fair market value on the date of grant with 338 vesting on February 28, 2001, 2,439 vesting on February 28, 2002, 3,048 vesting on February 28, 2003 and 3,252 vesting on February 28, 2004. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

 (9) Represents nonqualified stock options to purchase shares of our common stock at an exercise price equal to the fair market value on the date of grant, with 25% vesting on June 30, 2001, June 30, 2002, June 30, 2003 and June 30, 2004. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

(10) Represents (a) nonqualified stock options to purchase 52,780 shares of our common stock with an exercise price equal to the fair market value on the date of grant with 25% vesting on each of April 30, 2001, February 28 April 30, 2002, April 30, 2003, and April 30, 2004, and (b) incentive stock options to purchase 22,220 shares of our common stock with an exercise price equal to the fair market value on the date of grant with 25% vesting on each of April 30, 2001, April 30, 2002, April 30, 2003 and April 30, 2004. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

(11) Represents nonqualified stock options to purchase shares of our common stock with an exercise price equal to the fair market value on the date of grant with vesting at the end of each month starting July 31, 2000 and continuing for 24 months until June 30, 2002. In accordance with the provisions of the option plans under which they were granted, these options may be subject to earlier vesting upon a change of control.

(12) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by SEC rules and do not represent our estimate or projection of the future price of our common stock. We do not believe that this method accurately illustrates the potential value of a stock option.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table sets forth certain information concerning stock options exercised by our Chief Executive Officer and our five other highest paid executive officers named in the Summary Compensation Table, as well as the number of unexercised options held by such persons, at December 31, 2000 and the value thereof.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                SHARES                      DECEMBER 31, 2000 (#)         DECEMBER 31, 2000(1)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                         EXERCISE (#)    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ------------   ----------   -----------   -------------   -----------   -------------
U. Bertram Ellis, Jr.......         --      $       --    2,607,638      1,291,828       $   --          $  --
Theodore W. Browne, II.....         --              --            0        157,500           --             --
Kevin D. Foster............         --              --       22,083        420,808           --             --
N. Blake Patton............         --              --       96,053        266,919        1,075             --
Barry T. Sikes.............     64,400       1,171,051      521,100        250,000           --             --
William C. Nussey..........         --              --    1,166,509              0           --             --
Niraj S. Shah..............         --              --      207,709        605,945           --             --

---------------

(1) Calculated using the closing price of $1.00 per share of our common stock as reported on Nasdaq on December 31, 2000 less the option exercise price.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other iXL filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent iXL specifically incorporates this Report or the performance graph by reference therein.

     The Compensation Committee of our Board of Directors is responsible for the following matters with respect to the compensation of our Chief Executive Officer and other executive officers as well as those of our subsidiaries:

     - reviews, recommends and approves the base salaries of our and our subsidiaries' executive officers;

     - reviews, recommends and approves our annual incentive compensation programs;

     - administers our equity-based compensation programs, including approval of stock option grants;

     - reviews, recommends and approves changes to our benefits programs;

     - reviews and recommends all employment related agreements and amendments thereof; and

     - reviews, approves and authorizes the process and design elements of all other aspects of compensation.

     The Compensation Committee through its designees continually monitors market practices and trends, and makes revisions as necessary to ensure that our programs are adequate to attract and retain the best possible executive talent. The Compensation Committee is comprised of three non-employee directors, namely Messrs. Wall, Bynum, and Walker.

WHAT IS OUR PHILOSOPHY REGARDING EXECUTIVE OFFICER COMPENSATION?

     Our executive compensation programs for 2000, which consisted of a combination of base salary, annual cash incentives and long-term equity-based awards, serve the following principal purposes:

     - to attract and retain the best possible executive talent;

     - to provide additional incentive to these executives to achieve the goals inherent in our business strategy;

     - to link executive and shareholder interests through equity-based plans;
       and

     - to provide a compensation package that recognizes individual contributions as well as overall business results.

     The Committee believes that this performance and results-based compensation philosophy will attract and retain the type of executive talent necessary to achieve our business objectives. Our compensation plans have been developed and communicated in a manner designed to encourage a culture where executives understand expectations, choose to remain with us and seek to improve results.

WHAT ARE THE COMPONENTS OF EXECUTIVE COMPENSATION?

     In determining compensation levels for 2000, the Compensation Committee primarily relied upon publicly available compensation information and informal survey information obtained by management with respect to cash compensation and stock option grants to similarly situated officers of comparable companies. Additionally, the Compensation Committee based its review of stock option grants on various factors, including without limitation the executive's responsibilities, the executive's past, present and expected future contributions to us and the executive's current stock and option holdings.

     Annual Salary. The Compensation Committee reviews each executive officer's salary annually. In determining the appropriate salary levels, the Compensation Committee considers, among other factors, the executive's scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant markets for executive talent. There is no set annual salary grading structure for our senior executive team, as each salary is based on an analysis of executive and position-specific information. None of these factors is weighted or subject to a formula.

     The Compensation Committee believes that the base salary levels of the executive officers are competitive considering the factors above, and our focus on at-risk compensation that emphasizes incentive pay.

     Annual Incentive Compensation. Annual incentives for our executive officers, excluding our Chief Executive Officer, were determined based on our and the executive's, as the case may be, achievement of specified goals. The key measurement areas included, among other factors, client satisfaction, market awareness, financial performance, organizational goals and personal goals. The weighting of the key measurements varied for each executive, depending on his or her role with us. Also depending on a participant's role in the Company, the achievement of certain goals was measured on a Company-wide or individual office basis.

     The Compensation Committee reviewed our and each executive officer's performance, as well as recommendations from the Chief Executive Officer, in determining the annual incentive payments to our executive officers.

     Long-Term Incentive Compensation. We maintain certain equity-based compensation plans that allow the Compensation Committee to award the individuals it selects with stock options. These plans are as follows: (a) the iXL Enterprises, Inc. 1999 Employee Stock Option Plan, and (b) the iXL Enterprises, Inc. 1999B Employee Stock Option Plan. Awards under our stock-based compensation plans directly link potential participant rewards to increases in shareholder value.

     We historically have provided all of our equity-based compensation in the form of stock options. Stock options are granted with an exercise price equal to or greater than the market price of our common stock on the date of the grant and each generally vest over a four year period in four equal installments of 25% on each of the first, second, third and fourth anniversaries of the date of grant. This approach is designed to encourage the creation of shareholder value and the retention of the executives over the long term, as this element of the compensation package has value only to the extent that stock price appreciation occurs.

     In determining stock option awards to our executive officers in 2000, the Compensation Committee also considered each executive's responsibilities, the executive's past, present and expected future contributions to us and the executive's current stock and option holdings.

     iXL Leaders Fund, L.P. During 1999, we organized the iXL Leaders Fund, L.P., a Delaware limited partnership (the "Fund"). The purpose of the Fund is to enable us to recruit and retain officers and other key employees of outstanding ability and to motivate these employees to exert their best efforts on our behalf. The Fund enabled certain of our qualified employees to participate in investment opportunities identified by iXL Leaders Fund GP I, L.L.C., the general partner of the Fund (the "General Partner") in a variety of private equity investments.

     Certain of our employees, who were "accredited investors" (as defined under the federal securities laws) and who were approved for participation by the General Partner, were eligible to invest in the Fund as limited partners on a one-time basis in April 2000. Each participating employee was required to make a capital commitment of at least $25,000, but no more than $250,000, to the Fund. We matched each participating employee's capital contribution on a dollar-for-dollar basis, which in the aggregate totaled approximately $2.43 million. No further contributions will be made to the Fund.

     Each participating employee shall be fully vested with respect to returns on his or her capital contributions and related profits (except upon a default by such employee), but will vest in certain distributions of other profits related to our matching contributions with respect to such participating employee at the rate of 25% per year on December 31 of 2000 through 2003. Participating employees are not entitled to receive distributions other than distributions necessary to satisfy his or her tax liabilities in respect of such investments until we have recouped our matching contributions and expenses plus a 12% return.

HOW IS OUR CHIEF EXECUTIVE OFFICER COMPENSATED?

     The Compensation Committee annually reviews and approves the compensation of our Chief Executive Officer. The Compensation Committee believes that in the highly competitive, emerging markets in which we operate, equity-based compensation provides the greatest incentive for outstanding executive performance and the greatest alignment of management and shareholder long-term interests. Mr. Ellis served as Chief Executive Officer during 2000. He did not receive a cash bonus during 2000, but was granted stock options totaling 510,577. See "Option Grants in Last Fiscal Year" and the footnotes thereto for details concerning grants to Mr. Ellis. In February 2001, Mr. Formant joined the us as President and Chief Executive Officer.

HOW ARE WE ADDRESSING INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION?

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation's chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We have structured our equity-based compensation plans (i.e., obtained shareholder approval of plans) to qualify the compensation income deemed to be received upon the exercise of stock options granted under the plans as performance-based compensation. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of our compensation programs in a manner designed to permit unlimited deductibility for federal income tax purposes. We are not currently subject to the limitations of
Section 162(m) because none of our executive officers received cash payments from us during 2000 in excess of $1 million. To the extent that we are subject to the Code 162(m) limitation in the future, the effect of this limitation may be mitigated by our net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase our alternative minimum tax by up to 2% of such disallowed amount. For information relating to our net operating losses, see Note 17 to our Consolidated Financial Statements, which note is set forth in our 2000 Annual Report to Stockholders enclosed herewith.

     Members of the Compensation Committee

         Mr. Thomas R. Wall, IV
         Mr. Frank K. Bynum, Jr.
         Mr. Jeffrey Walker

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our Compensation Committee is or has been an officer or employee of ours or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between us and entities affiliated with members of the Compensation Committee.

EMPLOYMENT AGREEMENTS

     We entered into an employment agreement with Mr. Formant beginning February 1, 2001 continuing until December 31, 2003. Mr. Formant's initial base salary is $500,000, subject to adjustments annually at the Compensation Committee's discretion. In addition to Mr. Formant's base salary, he is eligible to receive a bonus, based upon a formula, in an amount not less than $250,000, paid in quarterly installments throughout the calendar year. Mr. Formant also received a option to purchase 1 million shares of iXL's common stock and purchased 1.5 million shares of common stock (see "Certain Transactions"). In the event Mr. Formant's employment is terminated for reasons other than cause, he will be entitled to received twelve months of his then current base salary together with continued benefits. He will also be entitled to receive any accrued, but unpaid, bonus amount. The severance payable can be reduced in the event Mr. Formant finds other suitable employment during the severance period. In addition, if Mr. Formant is terminated for reasons other than cause, the greater of (i) one-half of any unvested options or (ii) vested options resulting from a one-year forward vesting, will immediately vest. In the event of a Change of Control, Mr. Formant shall be eligible to receive any rights, benefits and entitlements made generally available to other members of executive management. The employment agreement will continue in full force and effect. Concurrent with any Change of Control, the greater of (i) one-half of any unvested options or (ii) vested options resulting from a one-year forward vesting, will immediately vest. If Mr. Formant is terminated without Cause within one year of a Change of Control or his duties and responsibilities are materially diminished, he is entitled to a lump sum payment in an amount equal to not less than two times his then current base salary plus any accrued, but unpaid, bonus amount; in addition, the remaining unpaid balance of the four-year stock purchase loan described in "Certain Transactions" shall be forgiven and all outstanding stock options be accelerated and fully vested. Mr. Formant agrees to keep iXL's secrets and confidential information and will not disclose any such information obtained during his employment. For a period of twelve months following the end of his employment, or three months if he is terminated without Cause or for Good Reason, Mr. Formant cannot become associated with competitive companies listed in the agreement, nor will he solicit any of iXL's employees and customers or representatives of those customers. In the event that iXL becomes bankrupt or insolvent within one year after the date of this Agreement, any unpaid amounts due under the four-year stock purchase loan shall be forgiven.

     We entered into an employment agreement with Mr. Casey beginning July 31, 2000. Mr. Casey's initial base salary is $245,000. In addition, he is eligible for annual bonus of 32% to 40% of his base salary. As part of his compensation, Mr. Casey was also granted an option to purchase 325,000 shares of common stock at fair market value. In the event Mr. Casey's employment is terminated for other than cause or by voluntary resignation, he is entitled to receive twelve months of his then current base salary. Upon his termination, Mr. Casey has agreed not to solicit any of our clients or employees for a period of one year.

     iXL, Inc. entered into an employment agreement with Mr. Nussey. In September 2000, this employment agreement was terminated when Mr. Nussey resigned from iXL from which point he received no further compensation. Pursuant to the employment agreement, if iXL, Inc. terminated Mr. Nussey's employment without cause at any time or if Mr. Nussey resigned for good cause, (i) iXL, Inc. would, for a period of eighteen months after such termination or resignation or earlier if Mr. Nussey became employed with any other company, continue to pay his salary and bonus as severance pay and continue to provide benefits to him, and (ii) the vesting of unvested stock options granted to Mr. Nussey pursuant to the employment agreement would be immediately accelerated by twelve months, and all options which remain unvested after such acceleration would terminate. Upon a termination of his employment by virtue of his death, Mr. Nussey's estate would be entitled to all salary payable to him for the remainder of the year of his death. In addition, upon a termination of Mr. Nussey's employment by virtue of his death or disability, Mr. Nussey or his estate would be entitled to the pro rata portion of his bonus with respect to the portion of the year prior to his death or disability. The base salary for Mr. Nussey pursuant to his employment agreement was $250,000 per year, and the target bonus was $50,000 per year. The base salary and target bonus was reviewed annually, and could be increased from time to time by iXL, Inc. Once increased, the base salary would not be decreased and the target bonus would not be set at less than $50,000 per full fiscal year. The employment agreement also provided that Mr. Nussey would not compete with iXL, Inc. for a period of one year following the termination of his employment.

                         REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     During calendar year 2000, the Audit Committee of the Board of Directors developed a charter for the Committee, which was approved by the Board of Directors on June 13, 2000. The complete text of the charter, which reflects standards set forth in the new SEC regulations, is reproduced in Appendix A to this proxy statement.

     As set forth in more detail in the charter, the Audit Committee's primary responsibilities are to oversee:

     - the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public, or any other user of such financial statements;

     - the Company's systems of internal accounting and financial controls;

     - the independence and performance of the Company's outside auditors; and

     - compliance by the Company with any legal compliance and ethics programs as may be established by the Board and the Company's management from time to time.

     The Committee has implemented procedures to ensure that during the course of each calendar year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met four times during 2000.

     In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements for calendar year 2000 with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee reviewed the financial statements for calendar year 2000 with the independent auditors and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61, including the auditors' judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board No. 1 and has discussed with the independent auditors their independence from management and the Company. Finally, the Committee has considered whether the provision by the independent auditors of non-audit services to the Company is compatible with maintaining the auditors' independence.

     The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions referred to above do not assure that the audits of the financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the auditors are in fact "independent".

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the calendar year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     Members of the Audit Committee

          Mr. Frank Bynum
          Mr. Thomas Rosencrants

                               PERFORMANCE GRAPH

     The following graph compares, for the period from June 3, 1999 (the date that our common stock was first publicly traded) to December 31, 2000, the cumulative total shareholder return on the common stock of iXL with:

     - the S&P 500 Index; and

     - the J.P. Morgan H&Q Internet Index (formerly known as the Chase H&Q Internet Index)

     The graph assumes that $100 was invested on June 3, 1999 in iXL's common stock and on May 31, 1999 in the S&P 500 Index and the J.P. Morgan H&Q Internet Index, and further assumes no payment or reinvestment of dividends. The stock price performance on the following graph is historical and not necessarily indicative of future stock price performance.

                 COMPARISON OF 19 MONTH CUMULATIVE TOTAL RETURN

                                                                                                         JP MORGAN H&Q INTERNET
                                                     IXL ENTERPRISES              S&P 500 INDEX                    100
                                                     ---------------              -------------          ----------------------
6/3/99                                                  $  100.00                   $  100.00                   $  100.00
6/99                                                    $  223.96                   $  105.55                   $  108.10
9/99                                                    $  295.31                   $   98.96                   $  111.12
12/99                                                   $  462.50                   $  113.68                   $  215.11
3/00                                                    $  233.33                   $  116.29                   $  224.68
6/00                                                    $  120.83                   $  113.20                   $  166.68
9/00                                                    $   36.46                   $  112.11                   $  160.34
12/00                                                   $    8.33                   $  103.33                   $   82.77

                              CERTAIN TRANSACTIONS

COMMON STOCK TRANSACTIONS

     The following table sets forth private placement purchases of our capital stock by our executive officers, directors, five percent stockholders and their respective affiliates and certain related parties since January 1, 2000:

                                                                    SECURITIES    AGGREGATE
PURCHASER                                     DATE OF TRANSACTION   PURCHASED   PURCHASE PRICE
---------                                     -------------------   ----------  --------------
Christopher M. Formant......................  January 9, 2001        1,500,000    $1,500,000
Frank K. Bynum, Jr. ........................  March 30, 2001           275,000       275,000
Thomas R. Wall, IV..........................  March 30, 2001           730,000       730,000
The Riverstone Group, LLC...................  March 30, 2001        12,000,000    12,000,000

     In contemplation of his employment, Mr. Formant purchased 1.5 million shares of our common stock in a private placement. The purchase price of $1.00 was the closing market price on the date of purchase. The purchase price of the shares was paid by two loans from the company: a four-year promissory note in the amount of $1 million and a bridge note in the amount of $500,000, each bearing interest at 9% per annum, payable at maturity. The bridge note was due and payable promptly upon Mr. Formant's receipt of payment of his capital account (or other funds such as his 401K) from his previous employer. Mr. Formant repaid the bridge note in March 2001. The four-year promissory note is due and payable on January 9, 2005. Mr. Formant has agreed to prepay the loan with the net after tax proceeds of any annual bonus he receives in excess of $500,000, plus the net after tax proceeds from the sale of any shares acquired from the stock purchased or from the sale of exercised stock options. The shares purchased are subject to the terms and conditions of a Pledge and Security Agreement.

     On March 30, 2001, we completed a private placement of common stock to various investors. Messrs. Bynum and Wall, directors of the company, and The Riverstone Group, LLC participated in this private placement.

SHAREHOLDER BOARD DESIGNEES

     Under a shareholders agreement, we are required to include as board nominees at every annual stockholders' meeting (or at any special stockholders' meeting for the election directors) two individuals designated by the Kelso Funds and one individual designated by J.P. Morgan Partners (23A SBIC), LLC (formerly CB Investors, L.P.) so long as each of these stockholders own at least 5% of our outstanding common stock. See "Item 1 -- Election of Directors."

EQUITY INVESTMENTS

     On March 22, 2000, our former subsidiary ProAct Technologies Corporation (formerly known as Consumer Financial Network, Inc.) ("ProAct") issued and sold an aggregate of 32,896,000 shares of its Series C Convertible Preferred Stock for a purchase price of $4.00 per share. Purchasers of these shares included the Kelso Funds (an aggregate of 1,250,000 shares), Chase Equity Associates, L.P., an affiliate of J.P. Morgan Partners (23A SBIC), LLC (2,500,000 shares), First Union Corporation, an affiliate of First Union National Bank, the syndication agent under our credit facility (6,250,000 shares), U. Bertram Ellis, Jr. (62,500 shares) and Urchie B. Ellis, the father of U. Bertram Ellis, Jr. (5,000 shares). In connection with this equity financing a Second Amended and Restated Stockholders Agreement and a Second Amended and Restated Registration Rights Agreement were executed. The business purpose of this transaction was to raise working capital. This issuance was valued based on a negotiated estimate of the fair market value of ProAct. We believe this issuance was negotiated at arms' length and was made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

CORPORATE LOANS

     Chase Manhattan Bank is the Administrative Agent and a lender under our credit facility. Chase Manhattan Bank is a limited partner of J.P. Morgan Partners. General Electric Capital Corporation is a lender under our credit facility.

OTHER TRANSACTIONS

     Mr. Ellis is a limited partner in the partnership that owns the building in which we began leasing space in May 1997. The lease expires December 31, 2008. In 2000, we paid approximately $1.1 million in rental payments. We believe this lease is at fair market value and was negotiated on an arm's-length basis. Our effective lease rate is $15.50 per square foot, compared to a range of $12.50 to $16.50 per square foot for comparable space.

     We provide services in the ordinary course of business to WebMD Corporation (formerly Healtheon/WebMD Corporation)(for which Mr. Arnold, our director, previously served as Chairman and Chief Executive Officer, and for which Mr. Ellis, our Chairman, previously served as a director and is also a shareholder) and J.P. Morgan Partners, or their respective affiliates. In 2000, we recognized revenues of approximately $1.2 million from WebMD Corporation, and revenues of approximately $10.8 million from J.P. Morgan Partners or its affiliates.

     In 2000, we provided services to General Electric Capital Corporation or its affiliates under a Master Services Agreement entered into in April 1999. This contract has a five-year term and is terminable by General Electric after the first anniversary of the contract. In 2000, we recognized revenues of approximately $20.8 million from General Electric.

     In March 2000, we contributed assets to AppGeneSys, Inc. in exchange for 10 million shares of AppGeneSys' Series A Convertible Preferred Stock and 10 million shares of AppGeneSys' Series B Convertible Preferred Stock (constituting in the aggregate approximately 27% of the voting power of AppGeneSys). Contemporaneously with such asset contribution, AppGeneSys issued and sold an aggregate of 50 million shares of its Series A Convertible Preferred Stock for a purchase price of $1.00 per share. Purchasers of these shares included Kelso Funds (an aggregate of 7,300,000 shares, constituting approximately 10% of the voting power), J.P. Morgan Partners (7,154,000 shares, constituting approximately 10% of the voting power), NeoCarta Ventures, L.P. and NeoCarta Scout Fund, LLC (in which the iXL Leaders Fund, L.P., Mr. Ellis, and certain of the Kelso investment professionals, including our directors Mr. Bynum and Mr. Wall, hold an interest) (an aggregate of 3,000,000 shares, constituting approximately 4% of the voting power), the iXL Leaders Fund, L.P. (500 shares, constituting less than 1% of the voting power), and U. Bertram Ellis, Jr. (225,000 shares, constituting less than 1% of the voting power). Mr. Ellis serves as a director of AppGeneSys. In connection with this equity financing a Stockholders Agreement and a Registration Rights Agreement were executed. The business purpose of this transaction was to raise working capital for AppGenesys. This issuance was valued based on a negotiated estimate of the fair market value of AppGeneSys. The asset contribution was approved by the Spin-Off Committee of the Board of Directors. We believe this issuance was negotiated at arms' length and was made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Contemporaneously with these transactions, we executed (a) a Master Services Agreement with AppGeneSys regarding the delivery of services in the ordinary course of business to AppGeneSys, and (b) a Strategic Alliance Agreement pursuant to which AppGeneSys will participate in the iXL Ventures Program and we became AppGeneSys' preferred provider of core services, and likewise AppGeneSys has become our preferred provider of AppGeneSys' core services.

     We believe that all of the transactions set forth above were negotiated at arm's length and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

               RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP served as our independent public accountants for the 2000 fiscal year and will serve in that capacity for the 2001 fiscal year unless the Board of Directors deems it advisable to make a substitution. One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate shareholder questions.

                FEES PAID TO OUR INDEPENDENT PUBLIC ACCOUNTANTS

     The rules of the SEC require us to disclose fees billed by our independent public accountants for services. The following table sets forth the aggregate fees billed during fiscal year ended December 31, 2000:

Audit Fees..................................................  $  707,055
Financial Information Systems Design and Implementation
  Fees......................................................          --
All Other Fees..............................................   1,164,789
                                                              ----------
Total.......................................................  $1,871,844
                                                              ==========

                                 OTHER BUSINESS

     We know of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

               STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Stockholders interested in submitting a proposal for inclusion in the proxy materials for iXL's annual meeting of stockholders in 2002 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our General Counsel no later than December 30, 2001. Notice of a shareholder proposal submitted outside the procedures of Rule 14a-8 will be considered untimely unless submitted by January 29, 2002. If a proposal is not submitted by that date, the persons named in our proxy for the 2002 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2002 annual meeting.

                                          By Order of the Board of Directors

                                          /s/ JAMES S. ALTENBACH
                                          JAMES S. ALTENBACH
                                          Secretary

Atlanta, Georgia
April 30, 2000

                                                                      APPENDIX A

                       CHARTER OF THE AUDIT COMMITTEE OF
                             IXL ENTERPRISES, INC.

PURPOSE AND SCOPE

     This Charter governs the operations of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of iXL Enterprises, Inc., a Delaware corporation (the "Company"). The purpose of the Committee is to assist the Board in fulfilling its responsibilities to oversee:

     - the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public, or any other user of such financial statements;

     - the Company's systems of internal accounting and financial controls;

     - the independence and performance of the Company's outside auditors; and

     - compliance by the Company with any legal compliance and ethics programs as may be established by the Board and the Company's management from time-to-time.

     In fulfilling its obligations, the Committee shall maintain free and open communications between the Committee and the Company's:

     - independent auditors,

     - internal accounting staff, and

     - management.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee is authorized to retain outside or special counsel, auditors, accounting or other consultants, experts, and professionals for this purpose.

     The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

     The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This Charter shall be published as an appendix to the Company's Proxy Statement for the Company's annual meeting of stockholders to the extent required by the rules and regulations of the Securities and Exchange Commission.

MEMBERS OF THE COMMITTEE

     The Committee shall be comprised of not less than two members of the Board, provided that after June 13, 2001, the Committee shall be comprised of not less than three members of the Board. The members of the Committee shall meet all "independence" and qualification requirements of the rules and regulations of the Nasdaq Stock Market, as such rules and regulations may be amended or supplemented from time-to-time. Accordingly, each member of the Committee must be a director who:

     - has no relationship to the Company that may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director; and

     - is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement, or will become able to do so within a reasonable period of time after appointment to the Committee.

     In addition, at least one member of the Committee must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background that results in such individual's financial sophistication including, but not limited to, being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

     Under exceptional and limited circumstances, however, one director who is not independent as defined in the rules and regulations of the Nasdaq Stock Market and who is not a current employee or an immediate family member of an employee of the Company may serve as a member of the Committee, provided that:

     - the Board determines that membership by the individual on the Committee is required by the best interests of the Company and its stockholders, and

     - the Company complies with all other requirements of the rules and regulations of the Nasdaq Stock Market with respect to non-independent members of the Committee, as such rules and regulations may be amended or supplemented from time-to-time.

KEY RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and to report the results of the Committee's activities to the Board. The Committee recognizes that management shall be responsible for preparing the Company's financial statements and the independent auditors shall be responsible for auditing those financial statements. The functions set forth below shall be the principal recurring activities of the Committee in carrying out its oversight function. In carrying out its responsibilities, however, the Committee shall remain flexible in order to best react to changing conditions and circumstances. The following functions are set forth as a guide with the understanding that the Committee may deviate from this guide and supplement these functions as the Committee deems appropriate under the circumstances.

     1. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company's stockholders. The Committee and the Board shall have the ultimate authority and responsibility to select (or to nominate for shareholder approval) the independent auditors, to approve the fees to be paid to the independent auditors, to evaluate the performance of the independent auditors, and, if appropriate, to replace the independent auditors.

     2. The Committee shall discuss with management and the independent auditors the overall scope and plans for the audit, including the adequacy of staffing and the compensation to be paid to the independent auditors. The Committee also shall discuss with management and the independent auditors the adequacy and effectiveness of the Company's accounting and financial controls, including the Company's system to monitor and management business risk, as well as legal and ethical compliance programs. To the extent the Committee deems it to be necessary, the Committee shall meet separately with the internal accounting staff and the independent auditors, with or without management present, as well as the Company's Chief Financial Officer and other management personnel, to discuss the results of the Committee's examinations.

     3. The Committee shall:

     - ensure that the independent auditors submit annually a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, as such standard may be amended or supplemented from time to time;

     - discuss with the independent auditors any such relationships or services provided by the independent auditors and their impact on the objectivity and independence of the independent auditors; and

     - recommend that the Board take appropriate action to oversee the independence of the independent auditors.

     4. If so requested by the independent auditors or the Company's management, prior to the filing of the Company's Quarterly Report on Form 10-Q the Committee (as a whole or acting through the Committee chair) shall:

     - review the interim financial statements with management and the independent auditors, and

     - discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including Statement of Auditing Standards ("SAS") No. 71, as such may be amended or supplemented from time to time.

     5. The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of the Form 10-K), including the auditors' judgment about the quality, not just acceptability, of the Company's accounting principles, the consistency of the Company's accounting policies and their application, and the clarity and completeness of the Company's financial statements and related disclosures. The Committee also shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including SAS No. 61, as such may be amended or supplemented.

     6. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's Proxy Statement to be delivered to stockholders in connection with the Company's annual meeting of stockholders.

     With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company's financial management, including its internal audit staff, as well as the independent auditors, have more time, knowledge, and more detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company's internal policies and procedures.

                             IXL ENTERPRISES, INC.
                                ATLANTA, GEORGIA

                         ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of iXL Enterprises, Inc. (the "Company"), Atlanta, Georgia, hereby constitutes and appoints U. Bertram Ellis, Jr. and Christopher M. Formant, or either one of them, each with full power of substitution, to vote in the manner specified below the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's offices at 1600 Peachtree Street, NW, Atlanta, Georgia 30309, on May 31, 2000, at 10:30 a.m., Atlanta time, (the "Annual Meeting"), or at any adjournments or postponements thereof, upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated April 30, 2001, the receipt of which, together with the Company's 2000 Annual Report, is acknowledged. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors, if any nominee named herein becomes unable to serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments or postponements thereof.

1. Election of Directors:

   On the proposal to elect each of the following directors to serve until the 2002 Annual Meeting of Stockholders of the Company or until his successor is elected and qualified:

Jeffrey T. Arnold       [ ]   FOR  [ ]   AGAINST  [ ]   WITHHOLD  Thomas G. Rosencrants  [ ]   FOR  [ ]   AGAINST  [ ]   WITHHOLD
Frank K. Bynum, Jr.     [ ]   FOR  [ ]   AGAINST  [ ]   WITHHOLD  Jeffrey C. Walker      [ ]   FOR  [ ]   AGAINST  [ ]   WITHHOLD
U. Bertram Ellis, Jr.   [ ]   FOR  [ ]   AGAINST  [ ]   WITHHOLD  Thomas W. Wall, IV     [ ]   FOR  [ ]   AGAINST  [ ]   WITHHOLD
Christopher M. Formant  [ ]   FOR  [ ]   AGAINST  [ ]   WITHHOLD  Gary C. Wendt          [ ]   FOR  [ ]   AGAINST  [ ]   WITHHOLD

                          (Continued on Reverse Side)

                          (Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE DIRECTOR NOMINEES AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

  PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE AND DATE.

                                                              Shares Held:
                                                                            -------------------------------

                                                              ------------------------------------------
                                                                           Signature of Shareholder

                                                              ------------------------------------------
                                                                  Signature of Shareholder (if held jointly)
                                                              Dated:
                                                                            -------------------------------
                                                                            Month           Day
                                                              Please sign exactly as your name appears on your
                                                              stock certificate and date. Where shares are held
                                                              jointly, each shareholder should sign. When
                                                              signing as executor, administrator, trustee or
                                                              guardian, please give full title as such. If a
                                                              corporation, please sign in full corporate name by
                                                              president or other authorized officer. If a
                                                              partnership, please sign in partnership name by
                                                              authorized person.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             IXL ENTERPRISES,  INC.
          AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE